EXHIBIT 99.1

TRANSMERIDIAN EXPLORATION ANNOUNCES DIRECTOR APPOINTMENTS

AND DIRECTOR RESIGNATIONS

Houston, May 19, 2008 (PRIME NEWSWIRE)—TRANSMERIDIAN EXPLORATION INCORPORATED (AMEX:TMY) today announced that the Board of Directors (the “Board”) has appointed four new directors to serve on the Board effective immediately. The four new directors are: Thomas E. Dans, 38, Daniel A. Franchi, 52, Gary W. Neus, 55, and Fred S. Zeidman, 61. In addition, the Company today announced that, effective immediately, Mr. J. Frank Haasbeek and Dr. Wolfgang Rupf have resigned from the Board.

The four new directors were nominated to the Board by holders of the Company’s 20% Junior Redeemable Convertible Preferred Stock pursuant to the exercise of the holders’ rights with respect to Board matters provided for in the certificate of designations for the junior preferred stock. Brief biographical information for the new directors is included below.

Mr. Dans is President of Grand River Capital LLC, a privately held investment firm based in Houston, Texas. Mr. Dans has over 17 years of principal investing and investment banking experience with an emphasis on the countries of the former Soviet Union. Prior to founding Grand River in 2006, Mr. Dans was a principal in the emerging markets group of Burlington Capital Group, an Omaha, Nebraska investment firm. During his tenure at Burlington, Mr. Dans worked extensively in Kazakhstan and Central Asia, while establishing Cantera Partners, a commodity processing business based around the firm’s regional agribusiness holdings. Previously, Mr. Dans held investment banking assignments at Evercore Partners, Allen & Company Incorporated and Merrill Lynch & Co. in New York. From 1995 to 1997, Mr. Dans ran the Moscow office of The U.S. Russia Investment Fund, a $440 million private equity fund. He has been a director and early stage investor in several prominent FSU businesses including Saint Springs Water Limited (now Nestle Waters), Sun Brewing Limited (now InBev), TV3 Russia (now Prof-Media) and Russian Petroleum Investor, Inc. Mr. Dans holds a Bachelor of Arts (Honors) in History and Russian Studies from Brown University and completed semester studies at the Moscow Energy Institute in 1990. Mr. Dans is a CFA and is fluent in Russian.

Mr. Franchi is currently the acting President of Proteus California and Vice President of Operations of Proteus Energy Corporation, a private independent petroleum producer acquiring and operating oil and gas fields in California. Prior to joining Proteus, Mr. Franchi served as a director of Watt Mineral Holdings, a Santa Monica, California based private petroleum producer. From 1978 to 2005, Mr. Franchi was employed by Unocal Corporation in various positions with responsibility for foreign and domestic corporate financing and most recently served as Unocal’s Assistant Treasurer. Mr. Franchi holds a Bachelor of Science in Industrial Engineering degree from California Polytechnic State University and earned Master of Science in Industrial and Systems Engineering and Master of Business Administration degrees from the University of Southern California.

Mr. Neus has served as a business consultant since 2006, having assisted in general corporate matters, including a financing project in the United Kingdom, a corporate restructuring and assisting in the portfolio management of a fund’s projects. Prior to 2006, Mr. Neus served as an Assistant Treasurer for Project Structure and Acquisition Finance at Unocal (1998-2005), Vice President for commercial development at Amoco Power Resources (1996-1998) and Managing Director for mergers and acquisitions at Central and Southwest Energy (1995-1996). Between 1987 and 1995, Mr. Neus served in various executive positions for National Westminster Bank Plc, and previously was employed by Vicon Recovery Systems, Inc. as its controller/chief financial officer (1986-1987), Foster Wheeler as a manager and director (1980-1986) and the U.S. Department of Energy as an auditor (1975-1980). Mr. Neus holds a Bachelor of Science degree in Accounting from Northeastern University and earned a Master of Business Administration degree from Fairleigh Dickinson University.

Mr. Zeidman was appointed Chairman of the United States Holocaust Memorial Council by President George W. Bush in March 2002. A prominent Houston based business and civic leader, Mr. Zeidman is President of Nova Biosource Fuels, Inc., Chairman of the Board of Corporate Strategies, Inc. and former Chairman of the Board of Seitel, Inc. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Masters in Business Administration from New York University.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com